Exhibit 99.1

Willdan Group Appoints Dr. Mohammad Shahidehpour and Dr. Steven A. Cohen to its Board of Directors

ANAHEIM, Calif. — April 17, 2015 - Willdan Group, Inc. (“Willdan”) (NASDAQ: WLDN) today announced the expansion of its Board with the appointment of two independent directors.  The addition of Dr. Mohammad Shahidehpour and Dr. Steven A. Cohen expands Willdan’s Board to eight members, seven of whom are independent.

“It is an honor to welcome these distinguished thought leaders to our Board of Directors,” said Willdan’s Chief Executive Officer, Tom Brisbin. “Dr. Shahidehpour is a prominent expert in the field of engineering and is the Bodine Chair Professor in the Electrical and Computer Engineering Department at the Illinois Institute of Technology.  He also serves as Director of the Robert W. Galvin Center for Electricity Innovation. Dr. Cohen, who has served as a senior advisor to Willdan Energy Solutions over the past seven years, is a recognized expert in the field of sustainability. Dr. Cohen is Executive Director and Chief Operating Officer of Columbia University’s Earth Institute and also serves as Director of its Master of Public Administrative Program in Environmental Science and Policy. Dr. Shahidehpour and Dr. Cohen have well established relationships in their respective markets of Chicago and New York, which are key markets for Willdan.

“With their knowledge, experience and deep relationships in the academic community and government agencies, they will be significant contributors to Willdan, as we continue to grow our business and expand our energy efficiency practice and national footprint.”

Dr. Mohammad Shahidehpour

Dr. Shahidehpour is Bodine Chair Professor in the Electrical and Computer Engineering Department at the Illinois Institute of Technology in Chicago, where he also serves as Director of the Robert W. Galvin Center for Electricity Innovation. He is the author of six books and 400 technical papers on electric power systems and has been awarded over $50 million in federal research and development grants on electricity grid modernization issues. Dr. Shahidehpour is a Distinguished Lecturer of the Institute of Electrical and Electronics Engineers and has delivered over 100 lectures in several countries on electricity restructuring and smart grid issues. He received a B.S. in Electrical Engineering from Iran’s Sharif University of Technology and an M.S. and a Ph.D in Electrical Engineering from the University of Missouri.

Dr. Steven A. Cohen

Dr. Cohen is Executive Director of Columbia University’s Earth Institute, where he is responsible for managing the education, research, outreach and operational programs that address sustainable development throughout the world. Dr. Cohen is also a Public Affairs Professor at Columbia’s School of International and Public Affairs and Director of its Master of Public Administration Program in Environmental Science and Policy. Over the past three decades, he has served at different times as a consultant to the U.S. Environmental Protection Agency, the most recent being from 2005 to 2010.  He received a B.A. in Political Science from Franklin College of Indiana in 1974, and an M.A. in Political Science and a Ph.D in Political Science with a concentration in environmental sciences from State University of New York at Buffalo.

About Willdan Group, Inc.

Willdan provides outsourced professional technical and consulting services to utilities, private industry and public agencies throughout the United States.  Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget.  The company’s service offerings span a broad set of complementary disciplines that include energy efficiency and sustainability, engineering and planning, financial and economic consulting, and national preparedness.  Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients.  For additional information, visit Willdan’s website at www.willdan.com.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates.  It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals.  Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 2, 2015.  Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact:

Willdan Group, Inc.	Investor/Media Contact
Stacy McLaughlin	Financial Profiles, Inc.
Chief Financial Officer	Tel: 310-478-2700
Tel: 714-940-6300	Moira Conlon: mconlon@finprofiles.com

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